Exhibit 99.1

Adaptimmune Announces Changes to Board of Directors

PHILADELPHIA, Pa. and OXFORD, U.K., April 12, 2018 — Adaptimmune Therapeutics plc (Nasdaq:ADAP), a leader in T-cell therapy to treat cancer, today announced that, in a planned transition, John Furey has been appointed as an independent Non-Executive Director, and Peter Thompson, M.D., Ph.D., will be stepping down from the Board. Both changes are effective from July 5, 2018. Mr. Furey will also succeed Dr. Thompson as a member of the Remuneration Committee. Dr. Thompson has served as a Non-Executive Director of Adaptimmune since September 2014.

“Peter’s deep oncology expertise and broad experience of building companies has been invaluable as we moved towards being a fully-integrated T-cell therapy company. On behalf of the Board and management, I want to thank him for his support and contribution over the past four years,” said James Noble, Adaptimmune’s Chief Executive Officer. “As we move towards commercialization, John has the optimal experience to assist us.”

“I am delighted to welcome John to the Board,” commented David Mott, Adaptimmune’s Chairman. “His substantial experience and strategic expertise across operational and commercial areas will be particularly valuable as the Company progresses toward pivotal trials, and plans to make the first treatment available to cancer patients.”

John Furey said: “I am absolutely delighted to join Adaptimmune at this exciting time. Its leadership position in the field of TCR T-cell therapy offers great potential for cancer patients. I look forward to working with the Board and the management team to support advancement of the Company’s clinical programs, while getting it ready for the next stages of commercialization.”

John Furey is Chief Operating Officer at Spark Therapeutics, Inc. He is responsible for global commercial operations, medical affairs, technology development and technical operations. He has 25 years of experience in developing and implementing operational strategies and leading commercial and technical teams. Prior to joining Spark Therapeutics, John was senior vice president and head of global operations for Baxalta, where he directed manufacturing, quality, engineering, and process development. He actively managed a $2.5 billion production budget across Baxalta’s global network and led a first-in-class supply chain organization for rare diseases. John led the team that coordinated and delivered the successful establishment of Baxalta through a spin out from Baxter and led the Baxter Vaccine inline business to realize significant top line and bottom line growth. He also spent two years in China as general manager of Pfizer’s vaccine business unit following a role with responsibility for global pricing and reimbursement at Pfizer Vaccines. In these roles, John gained extensive experience in pipeline development and global product launches. Earlier in his career, he held both commercial and operations positions of increasing scope and responsibility with Pfizer and Wyeth Pharmaceuticals. John has an executive M.B.A. from St. Joseph’s University, Philadelphia, a B.S. from Trinity College, Dublin, and a diploma in Environmental Health from the Dublin Institute of Technology.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer, including solid tumors. Adaptimmune is currently conducting clinical trials with SPEAR T-cells targeting MAGE-A4, -A10, and AFP across several solid tumor indications. GlaxoSmithKline plc (LSE:GSK) (NYSE:GSK) exercised its option to exclusively license the right to research, develop, and commercialize Adaptimmune’s NY-ESO SPEAR T-cell therapy program in September 2017. Transition of this program to GSK is ongoing. The Company is located in Philadelphia, USA and Oxfordshire, U.K. For more information, please visit http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 15, 2018, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez — VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. — Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com